Exhibit 99.1

Cubic Completes Divestiture of Cubic Global Defense Services to Valiant Integrated Services

SAN DIEGO – June 1, 2018 – Cubic Corporation (NYSE: CUB) today announced the successful closing of its divestiture of the Cubic Global Defense (CGD) Services business to Valiant Integrated Services. Cubic received approximately $135 million cash at closing on a debt free, cash free basis, plus $3 million of contingent consideration tied to certain contract wins expected over the next 12 to 24 months.

“The close of our CGD Services business divestiture to Valiant is an important step for Cubic as we work to ensure we are best positioned to drive sustainable long-term value for our customers, employees and shareholders,” said Bradley H. Feldmann, chairman, president and chief executive officer of Cubic Corporation. “As we continue to reshape and strengthen our portfolio of businesses, we will focus on building market-leading positions where we can leverage our technological and thought leadership to provide innovation-driven solutions to our customers’ advantage.”

CGD Services is a non-Original Equipment Manufacturer (OEM) providing training, operations, intelligence, maintenance, technical and other support services to the U.S. government, its agencies and allied nations. CGD Services business had fiscal year 2017 revenue of $378 million and is comprised of approximately 3,500 employees working in 10 countries throughout the world.

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About Cubic Corporation

Cubic is a market-leading, technology provider of integrated solutions that increase situational understanding for transportation, defense, C4ISR and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Cubic Global Defense Systems is a leading provider of live, virtual, constructive and game-based training solutions for the U.S. and allied forces. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Contacts

Media:
Laura Chon
Corporate Communications
Cubic Corporation
PH: +1 858-505-2181
Laura.Chon@cubic.com

Investors:
Kirsten Nielsen
Cubic Corporation
PH: +1 212-331-9760
Kirsten.Nielsen@cubic.com